Exhibit 99.2


                                                     Dennis M. Mullen
                                                     Chairman, President &
                                                     Chief Executive Officer
                                                     Telephone:  (585) 383-2444
                                                     Facsimile:  (585) 383-1606




                                                     January 27, 2003

To our valued business partners:

These past several months have been very exciting and eventful ones for Agrilink Foods, including the new partnership we entered into last August with Vestar Capital Partners. As we announced at that time, Vestar's equity investment allowed us to significantly improve our balance sheet, enabling us to continue growing our business and strengthen our competitive position.

Agrilink's growth will come through new, innovative products such as our most recent introduction, Birds Eye Hearty Spoonfuls(TM). And we will continue to invest in marketing and trade promotions to increase the visibility of our brands.

Today, I am delighted to share with you the next step in our evolution and one which will greatly enhance our equity: effective on Monday, February 10th, 2003, Agrilink Foods, Inc. is changing its name to Birds Eye Foods, Inc. Beginning that day, all invoices, business correspondence, contracts, and so forth will begin to carry the Birds Eye Foods name. Our new logo is shown below.

We fully expect this to be a seamless transition and appreciate your cooperation in changing any appropriate records to reflect our new name. Please keep in mind that only our name is changing - our products, our service and commitment to customers are not.

Thank you for your support.


Sincerely,

/s/Dennis M. Mullen
-------------------
   Dennis M. Mullen